Exhibit 10.7

July 3, 2019

Andrew Hamer

Dear Andrew,

Velodyne LiDAR, Inc. (“Velodyne”) is pleased to offer you employment with the company on the terms described below.

Position. You will start in a full-time position as Chief Financial Officer. You will initially report to David Hall. Your target start date will be on July 3, 2019.

Compensation. You will be paid a starting salary at the rate of $370,000 per year, payable on Velodyne’s regular payroll dates and subject to all withholdings and deductions as required by law.

You will be eligible to participate in Velodyne’s annual bonus plan. Your target bonus opportunity will be 50% of your then-current salary and will be paid annually. For 2019, your initial bonus, if any, will be based equally on 1) your performance in preparing and executing an initial public offering of Velodyne’s stock and 2) Velodyne’s revenue growth meeting the targets agreed upon by the executive management team. Subsequent bonuses, if any, will be based on individual objectives established by your manager. You must be continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for the particular calendar year.

Employee Benefits. As a full-time employee of Velodyne you will be eligible to participate in the Velodyne-sponsored benefits. The Velodyne-sponsored benefits are described in the employee benefit summary that I have enclosed with this letter.

Restricted Stock Units. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an award of 65,000 Restricted Stock Units (the “RSUs”). The RSUs will be subject to the terms and conditions of the Company’s 2016 Stock Plan (the “Plan”) and a notice of restricted stock unit award and restricted stock unit agreement (the “Award Agreement”). As will be more fully described in the Award Agreement, the RSUs will be subject to vesting based on the satisfaction of two vesting conditions: (i) a time-based service requirement, and (ii) a liquidity event requirement. In addition, both vesting conditions must be satisfied prior to the seventh anniversary of the date of grant in order for the RSUs (or a portion thereof) to vest, meaning that all of the RSUs shall automatically terminate if either one of the two conditions is not satisfied prior to the seventh anniversary of the date of grant. The Award Agreement will further provide that: (A) the time-based requirement will be satisfied with respect to 25% of the RSUs after 9 months of your continuous service with the Company and the balance will vest in equal installments when you complete each successive three-month period of continuous service with the Company over the next 3 years; and (B) the liquidity event will be satisfied upon either the consummation of an initial public offering of the Company’s Common Stock or a Sale Event (as defined below).

“Sale Event” means the consummation of the following transactions in which holders of the Company’s Common Stock receive cash or marketable securities tradable on an established national or foreign securities exchange: (i) a sale of all or substantially all of the assets of the Company determined on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization, or consolidation involving the Company in which the shares of voting stock of the Company outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than 50% of the outstanding voting power of such surviving or resulting entity; or (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or series of related transactions by a person or group of persons. For the avoidance of doubt, an initial public offering, any subsequent public offering, another capital raising event, and a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.” In addition, a transaction shall not constitute a Sale Event unless such transaction also qualifies as an event under Treasury Regulation Section 1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treasury Regulation Section 1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or Treasury Regulation Section 1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets).

Change in Control. If your employment with Velodyne is involuntarily terminated within three (3) months prior to or within twelve (12) months after a Sale Event and for reasons other than Cause or a breach by you of the terms and conditions of this letter (including, but not limited to, a breach of the Employment Agreement (as defined in below)) or by you for Good Reason, and subject to your execution, and non-revocation, of a release of claims in a form provided by Velodyne or the acquirer in such Sale Event, (i) the time-based vesting requirement for the RSUs and Options, if any, will be deemed satisfied; (ii) you will be provided with a payment of an amount equal to twelve (12) months of your Base Salary as in effect on your termination date; and (iii) you will be provided up to twelve (12) months of COBRA payments to be made by Velodyne or its successor should you elect COBRA coverage. Any payment will be payable in lump sum, subject to applicable tax withholdings and deductions, after the effective date of the general release and waiver of claims. If you fail to return the release within sixty days of your termination, or you revoke the release, then you shall not be entitled to the benefits described in this Change in Control section.

Severance. Upon the termination of your employment by Velodyne without Cause or by you for Good Reason, and other than as a result of a Sale Event or permanent disability, and conditional upon your executing and not revoking a general release and waiver of claims against Velodyne in a form provided by Velodyne (which shall include, among other terms, a non-disparagement clause), you will be provided with (i) a payment of an amount equal to twelve (12) months of your Base Salary as in effect on your termination date; and (ii) up to twelve (12) months of COBRA payments to be made by Velodyne should you elect COBRA coverage. Any payment will be payable in lump sum, subject to applicable tax withholdings and deductions, after the effective date of the general release and waiver of claims. The release shall be in a form prescribed by Velodyne, without alterations. If you fail to return the release within sixty days of your termination, or you revoke the release, then you shall not be entitled to the benefits described in this Severance section.

The term "Cause" shall mean: (i) an unauthorized use or disclosure by you of Velodyne’s confidential information or trade secrets; (ii) a continuing material breach by you of any agreement between you and Velodyne, which breach continues for more than ten (10) calendar days after receiving specific written notification of such breach by your manager; (iii) a continuing material failure by you to comply with Velodyne's written policies or rules which failure continues for more than ten (10) calendar days after receiving specific written notification of such failure from your manager; (iv) your conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State thereof; (v) your continuing gross negligence or willful misconduct which negligence continues for more than ten (10) calendar days after receiving specific written notification of such failure from your manager; (vi) a continuing failure by you to perform assigned duties, which failure continues for more than ten (10) calendar days after receiving specific written notification of such failure form your manager; or (vii) a continuing failure by you to cooperate in good faith with a governmental or internal investigation of Velodyne or its directors, officers or employees, if Velodyne has requested your cooperation, which failure continues for more than ten (10) calendar days after receiving specific written notification of such failure from your manager.

The term "Good Reason" means (a) material reduction of your rate of compensation; (b) material reduction in your duties; (c) material diminution or reduction in your title or duties, or (d) relocation of your principal place of employment to a place greater than 30 miles from your then current principal place of employment.

Proprietary Information and Inventions Agreement. As a condition of your employment, you will be required to sign Velodyne’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“Employment Agreement”), which is attached.

Employment Relationship. You may terminate your employment with Velodyne at any time and for any reason whatsoever simply by notifying Velodyne. Likewise, Velodyne may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and Velodyne on this term. Although your job duties, title, compensation and benefits, as well as Velodyne’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Velodyne’s Chief Executive Officer or President.

Outside Activities. While you render services to Velodyne, you agree that you will devote your full business time and best efforts to the performance of your duties and to the furtherance of Velodyne’s interests. In addition, while you render services to Velodyne, you will not assist any person or entity in competing with Velodyne, in preparing to compete with Velodyne or in hiring any employees or consultants of Velodyne.

Current/Former Employer. By signing this letter, you confirm that you are under no contractual or other legal obligations that would prohibit you from performing your duties with Velodyne. You further confirm that you will inform Velodyne about any such restrictions and provide Velodyne with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to Velodyne without written authorization from your current or former employer.

Contingencies. This offer of employment is contingent upon the following:

a)    Your ability to provide and maintain the proper and necessary documentation required for you and Velodyne to comply with all applicable United States immigration laws and regulations. Please be prepared on your first day of employment to show specific documentation to certify your legal right to work in the United States.

b)    Your execution (signature) of the Velodyne Employee Agreement which protects the intellectual property and confidential information of Velodyne, and prohibits the unauthorized use of the intellectual property and confidential information of any other company.

c)    The satisfactory review and/or verification of background information, including, but not limited to, prior employment, reference checks, education, Department of Motor Vehicles, Social Security, and criminal records.

Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and Velodyne regarding the matters described in this letter.

If you wish to accept this offer, please sign, date, and return this letter and the enclosed Employment Agreement.

This offer, if not accepted, will expire at the close of business on July 3, 2019.

Very truly yours,

/s/ Marta Hall

Velodyne LiDAR, Inc.
By: Marta Hall, President

I have read and accept this employment offer:

/s/ Andrew Hamer

Andrew Hamer

Date Signed:	7/3/2019

Attachment(s)

Velodyne Employment Agreement

Employee Benefits Summary